Exhibit 10.1

LIMITED GUARANTY

This LIMITED GUARANTY is dated as of March 14, 2013 (this “Limited Guaranty”) and is given by Dynegy Inc., a Delaware corporation (the “Guarantor”), in favor of Ameren Corporation, a Missouri corporation (the “Guaranteed Party”).  Each capitalized term used and not defined herein shall have the meaning ascribed to it in the Transaction Agreement, except as otherwise provided herein.

1.                                      LIMITED GUARANTY.

(a)                                 To induce the Guaranteed Party to enter into the Transaction Agreement, dated as of March 14, 2013 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Transaction Agreement”) entered into concurrently herewith between the Guaranteed Party and Illinois Power Holdings, LLC, a Delaware limited liability company (“IPH”), pursuant to which IPH will acquire all of the outstanding equity interest of the Transferred Company from the Guaranteed Party or an Affiliate thereof (the “Transaction”), the Guarantor, intending to be legally bound, hereby absolutely, irrevocably and unconditionally guarantees to the Guaranteed Party, on the terms and subject to the conditions set forth herein, the due and punctual observance, performance and discharge of the payment obligations and liabilities, as and when due, subject to the terms and limitations set forth in the Transaction Agreement, of IPH with respect to (i) IPH’s obligation to pay the Termination Fee under Section 9.3(a) of the Transaction Agreement (the “Pre-Closing Obligations”), (ii) the indemnification and reimbursement obligations of IPH pursuant to Section 5.14 of the Transaction Agreement (the “Financing Cooperation Obligations”) and (iii) the indemnification obligations of IPH (A) pursuant to Section 5.9(b) of the Transaction Agreement, (B) relating to the Specified Tax-Related Claims, and (C) under Section 10.2 of the Transaction Agreement, but, subject to the following proviso, under no circumstances in the case of clauses (A), (B) and (C) after the period (the “Guaranty Period”) ending on the two year anniversary of the Closing Date (the “Indemnification Obligations” and, together with the Pre-Closing Obligations and the Financing Cooperation Obligations, the “Obligations”); provided that, subject to the Cap, if a written notice of a claim related to any of the Indemnification Obligations has been given in accordance with Section 10.4(a) of the Transaction Agreement prior to the expiration of the Guaranty Period, the Guaranty Period shall, solely with respect to the Indemnification Obligations stated in such notice, continue until such claim is finally resolved.

(b)                                 In no event shall the Guarantor’s aggregate liability under this Limited Guaranty exceed twenty-five million dollars ($25,000,000) (the “Cap”). The parties agree that this Limited Guaranty may not be enforced against the Guarantor without giving effect to the Cap. The Guaranteed Party hereby agrees that in no event shall the Guarantor be required to pay to the Guaranteed Party under, in respect of, or in connection with this Limited Guaranty or the Transaction Agreement any amounts other than as expressly set forth herein.  This Limited Guaranty may be enforced for money damages only and under no circumstances shall the Guarantor be liable for special, incidental, consequential, exemplary or punitive damages.  All payments hereunder shall be made in lawful money of the United States, in immediately available funds.

2.                                      NATURE OF GUARANTEE.  The Guaranteed Party shall not be obligated to file any claim relating to the Obligations in the event that IPH becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect the Guarantor’s obligations hereunder.  In the event that any payment to the Guaranteed Party in respect of the Obligations is rescinded or must otherwise be returned, for any reason whatsoever (other than as set forth in Section 9(c)(ii)), the Guarantor shall remain liable hereunder with respect to the Obligations (subject to the Cap) as if such payment had not been made.  This Limited Guaranty is an unconditional guarantee of payment and not of collection.

3.                                      CHANGES IN OBLIGATIONS, CERTAIN WAIVERS.  The Guarantor agrees that the Guaranteed Party may at any time and from time to time, without notice to or further consent of the Guarantor, extend the time of payment of or renew any of the Obligations, and may also make any agreement with IPH for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, without in any way impairing or affecting the Guarantor’s obligations under this Limited Guaranty or affecting the validity or enforceability of this Limited Guaranty.  Except as otherwise set forth herein, the Guarantor agrees that its obligations hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (a) the failure or delay on the part of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against IPH; (b) any change in the time, place or manner of payment of any of the Obligations or any rescission, waiver, compromise, consolidation or other amendment to or modification of any of the terms or provisions of the Transaction Agreement made in accordance with the terms thereof or any other agreement evidencing, securing or otherwise executed in connection with any of the Obligations; (c) the addition, substitution, discharge or release of any Person now or hereafter liable with respect to any of the Obligations or otherwise interested in the transactions contemplated by the Transaction Agreement; (d) any change in the corporate existence, structure or ownership of IPH or any other Person now or hereafter liable with respect to any of the Obligations or otherwise interested in the transactions contemplated by the Transaction Agreement; (e) any insolvency, bankruptcy, reorganization or other similar proceeding affecting IPH or any other Person now or hereafter liable with respect to any of the Obligations or otherwise interested in the transactions contemplated by the Transaction Agreement; (f) the existence of any claim, set-off or other right that the Guarantor may have at any time against IPH or the Guaranteed Party or any of their Affiliates, except in connection with the Obligations; (g) the adequacy of any other means the Guaranteed Party may have of obtaining payment related to any of the Obligations; (h) the value, genuineness, validity, regularity, illegality or enforceability of the Transaction Agreement; and (i) any discharge of the Guarantor as a matter of applicable Law (other than as a result of payment of the Obligations in accordance with their terms).

To the fullest extent permitted by applicable Law, the Guarantor hereby expressly waives any and all rights or defenses arising by reason of any applicable Law which would otherwise require any election of remedies by the Guaranteed Party. The Guarantor waives promptness, diligence, notice of the acceptance of this Limited Guaranty and of the Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any Obligations incurred and all other notices of any kind (other than notices expressly required to be provided to IPH pursuant to the Transaction Agreement), all defenses that may be available by virtue of any valuation, stay, moratorium, applicable Law or other similar applicable Law now or hereafter in effect, any right to require the marshalling of assets of IPH or any other Person now or hereafter liable with respect to any of the Obligations or otherwise interested in the transactions contemplated by the Transaction Agreement, and all suretyship defenses generally (other than fraud or willful misconduct by the Guaranteed Party or any of its Affiliates or defenses to the payment of the Obligations that are available to IPH under the Transaction Agreement or to the Guarantor in respect of a breach by the Guaranteed Party of this Limited Guaranty).  The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Transaction Agreement and that this Limited Guaranty and the waivers set forth in this Limited Guaranty, are knowingly made in contemplation of such benefits.  The Guaranteed Party hereby covenants and agrees that it shall not institute, directly or indirectly, and shall cause its controlled Affiliates not to institute, any proceeding or bring any other claim arising under, or in connection with, the Transaction Agreement or the transactions contemplated thereby, against the Guarantor or any Non-Recourse Party (as defined in Section 10 herein) (other than IPH), except for claims against the Guarantor under this Limited Guaranty (subject to the limitations described herein).  The Guarantor hereby covenants and agrees that it shall not assert, directly or indirectly, and shall cause its Affiliates not to assert, any proceeding that this Limited Guaranty is illegal, invalid or unenforceable in accordance with its terms.

The Guarantor hereby unconditionally waives any rights that it may now have or hereafter acquire against IPH or such other Person that arise from the existence, payment, performance, or enforcement of the Guarantor’s obligations under or in respect of this Limited Guaranty or any other agreement in connection therewith, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Guaranteed Party against IPH or such other Person, whether or not such claim, remedy or right arises in equity, under contract or applicable Law, including, without limitation, the right to take or receive from IPH or such other Person, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Obligations and all other amounts payable under this Limited Guaranty shall have been previously paid in full in immediately available funds.  If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in immediately available funds of the Obligations and all other amounts payable under this Limited Guaranty, such amount shall be received and held in trust for the benefit of the Guaranteed Party, shall be segregated from other property and funds of the Guarantor and shall forthwith be paid or delivered to the Guaranteed Party in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Obligations and other amounts payable under this Limited Guaranty, in accordance with the terms of the Transaction Agreement and herewith, whether matured or unmatured, or to be held as collateral for any Obligations or other amounts payable under this Limited Guaranty thereafter arising.

4.                                      EXPENSES.  The Guarantor agrees to pay on demand all reasonable out-of-pocket expenses (including reasonable fees of counsel) incurred by the Guaranteed Party in connection with the enforcement of its rights hereunder if (i) the Guarantor asserts in any litigation or other proceeding that this Limited Guaranty is illegal, invalid or unenforceable in accordance with its terms or fails to comply with its obligations under this Limited Guaranty and

(ii) the Guaranteed Party prevails in such litigation or proceeding and the payment of any such amounts shall be in addition to, and shall not be considered for purposes of calculating, the Cap.

5.                                      NO WAIVER; CUMULATIVE RIGHTS.  No failure on the part of the Guaranteed Party to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by the Guaranteed Party of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder.  Each and every right, remedy and power hereby granted to the Guaranteed Party shall be cumulative and not exclusive of any other right, remedy or power, and may be exercised by the Guaranteed Party at any time or from time to time.  The Guaranteed Party shall not have any obligation to proceed at any time or in any manner against, or exhaust any or all of the Guaranteed Party’s rights against, IPH prior to proceeding against the Guarantor hereunder.

6.                                      REPRESENTATIONS AND WARRANTIES.  The Guarantor hereby represents and warrants that:

(a)                                 the execution, delivery and performance of this Limited Guaranty have been duly and validly authorized by all necessary action, and do not contravene any provision of the Guarantor’s certificate of incorporation, by-laws or similar governing documents or any applicable Law, regulation, rule, decree, order, judgment or contractual restriction binding on the Guarantor or its assets;

(b)                                 all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Entity necessary for the due execution, delivery and performance of this Limited Guaranty by the Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Entity or regulatory body is required in connection with the execution, delivery or performance of this Limited Guaranty;

(c)                                  this Limited Guaranty constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar applicable Laws affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at applicable Law); and

(d)                                 the Guarantor has the financial capacity to pay and perform its obligations under this Limited Guaranty, and all funds necessary for the Guarantor to fulfill its obligations under this Limited Guaranty shall be available to the Guarantor (or its permitted assignee pursuant to Section 7 hereof) for so long as this Limited Guaranty shall remain in effect in accordance with Section 9(b) hereof.

7.                                      NO ASSIGNMENT.  This Limited Guaranty may not be assigned by any party (except by operation of applicable Law) without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed); provided that, notwithstanding any other provision hereof, no assignment of the Guarantor’s rights, interests or obligations hereunder shall relieve the Guarantor of any of its obligations hereunder (except to the extent actually performed or satisfied by the assignee).  Any attempted assignment in violation of this section shall be null and void.

8.                                      NOTICES.  All notices, requests, claims, demands and other communications hereunder shall be given by the means specified in the Transaction Agreement (and shall be deemed given as specified therein), as follows:

if to the Guarantor:

Dynegy Inc.
      601 Travis, Suite 1400

Houston, Texas 77002

Attention: Catherine Callaway

Facsimile: 713-507-6588

with a copy to (which alone shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

1440 New York Ave. N.W.

Washington, D.C. 20005

Attention: Michael P. Rogan

Facsimile: 202-371-7550

If to the Guaranteed Party, as provided in the Transaction Agreement.

9.                                      CONTINUING GUARANTEE.

(a)                                 This Limited Guaranty may not be revoked or terminated and shall remain in full force and effect and shall be binding on the Guarantor, its successors and permitted assigns until all of the Obligations payable under this Limited Guaranty have been indefeasibly paid in full in cash or otherwise extinguished pursuant to the terms of the Transaction Agreement or this Limited Guaranty.

(b)                                 Notwithstanding the foregoing, this Limited Guaranty shall terminate and the Guarantor shall have no further obligations under this Limited Guaranty as of the earliest to occur of the following events:

(i) in the event of a termination of the Transaction Agreement in accordance with Section 9.1 of the Transaction Agreement (other than (x) a Regulatory Termination or (y) a termination at or after the time of the occurrence of a IPH Termination Fee Event);

(ii) in the event of (x) a Regulatory Termination or (y) a termination of the Transaction Agreement by the Guaranteed Party, if, at or prior to such termination, a IPH Termination Fee Event has occurred, upon full payment, performance or other extinguishment of the Termination Fee in accordance with Section 9.3 of the Transaction Agreement; or

(iii) if the Closing shall occur (x) upon full payment, performance or other extinguishment of the Indemnification Obligations pursuant to the terms of the Transaction Agreement and subject to the Cap; or (y) the Guaranty Period.

(c)                                  Notwithstanding the foregoing, in the event that the Guaranteed Party or any of its controlled Affiliates or their respective successors and assigns asserts in any litigation or other proceeding that the provisions of Section 1 hereof limiting the Guarantor’s liability to the Cap, or that any other provisions of this Limited Guaranty are illegal, invalid or unenforceable in whole or in part, or asserting any theory of liability against the Guarantor or any Affiliates of the Guarantor (other than IPH) with respect to the transactions contemplated by the Transaction Agreement other than liability of the Guarantor under this Limited Guaranty (as limited by the provisions of Section 1) or under the Confidentiality Agreement, then (i) the obligations of the Guarantor under this Limited Guaranty shall terminate ab initio and shall thereupon be null and void, (ii) if the Guarantor has previously made any payments under this Limited Guaranty, it shall be entitled to recover such payments from the Guaranteed Party, and (iii) neither the Guarantor nor any Non-Recourse Parties (as defined below) shall have any liability to the Guaranteed Party or any of its Affiliates with respect to the Transaction Agreement, the transactions contemplated thereby or under this Limited Guaranty.

10.                               NO RECOURSE.

(a)                                 Notwithstanding anything that may be expressed or implied in this Limited Guaranty by its acceptance of the benefits of this Limited Guaranty, the Guaranteed Party covenants, agrees and acknowledges that no Person other than the Guarantor (or a permitted assignee of the Guarantor) has any obligations hereunder and that, notwithstanding that the Guarantor (and any assignee permitted in accordance with Section 7) may be a limited liability company, the Guaranteed Party has no right of recovery under this Limited Guaranty, or any claim based on such obligations against, and no personal liability shall attach to, the former, current or future equity holders, controlling persons, directors, officers, employees, agents, Affiliates (other than any assignee permitted in accordance with Section 7) or member of any of the Guarantor or IPH or any former, current or future stockholder, controlling person, director, officer, employee, member, or Affiliate (other than any assignee permitted in accordance with Section 7) or agent of any of the foregoing (collectively, but not including IPH, each a “Non-Recourse Party”), through IPH or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of IPH against any Non-Recourse Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise, and the Guaranteed Party further covenants, agrees and acknowledges that the only rights of recovery that the Guaranteed Party has in respect of the Transaction Agreement or the transactions contemplated thereby are its rights to recover from IPH under, and to the extent expressly provided in, the Transaction Agreement and its right to recover from the Guarantor (but not any Non-Recourse Party) under, and to the extent expressly provided in, this Limited Guaranty and subject to the Cap and the other limitations described herein; provided, however, that, in the event that the Guarantor (i) consolidates with or merges with any other Person and is not the continuing or surviving entity of such consolidation or merger or (ii) sells, transfers, conveys or otherwise disposes of, including, without limitation, by the liquidation, dissolution or winding up of the Guarantor, all or a substantial portion of its properties and other assets to any Person such that the sum of the Guarantor’s remaining net assets plus any other available funds is less than the Cap, then, and in each such case, the Guaranteed Party may seek recourse, whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding or by virtue of any statue, regulation or other applicable Law, against such continuing or surviving entity or such Person, as the case may be, but only to the extent of the liability of the Guarantor hereunder.

(b)                                 The Guaranteed Party acknowledges and agrees that IPH has no assets other than certain contract rights and that no additional funds are expected to be contributed to IPH unless and until the Closing occurs.  Recourse against the Guarantor under and pursuant to the terms of this Limited Guaranty shall be the sole and exclusive remedy of the Guaranteed Party and all of its Affiliates against the Guarantor and the Non-Recourse Parties in respect of any liabilities or obligations arising under, or in connection with, the Transaction Agreement or the transactions contemplated thereby, including by piercing of the corporate veil or by a claim by or on behalf of IPH.  The Guaranteed Party hereby covenants and agrees that it shall not institute, and it shall cause its controlled Affiliates not to institute, any proceeding or bring any other claim arising under, or in connection with, the Transaction Agreement or the transactions contemplated thereby, against the Guarantor or any Non-Recourse Party except for claims against the Guarantor under this Limited Guaranty or arising in respect of the Confidentiality Agreement.  Nothing set forth in this Limited Guaranty shall confer or give or shall be construed to confer or give to any Person other than the Guaranteed Party (including any Person acting in a representative capacity) any rights or remedies against any Person including the Guarantor, except as expressly set forth herein.  Notwithstanding anything to the contrary, in connection with the pursuit by the Guaranteed Party of a claim under this Limited Guaranty, the Guaranteed Party may pursue a declaratory judgment claim against IPH, but solely to the extent necessary to demonstrate that IPH has failed to perform its obligations under the Transaction Agreement.

11.                               GOVERNING LAW; JURISDICTION.

(a)                                 This Limited Guaranty shall be governed by and construed in accordance with the Laws of the State of Delaware applicable to contracts executed and to be performed wholly within such State and without reference to the choice-of-law principles that would result in the application of the laws of a different jurisdiction.

(b)                                 Each party to this Limited Guaranty irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or to the extent such Court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or any federal court in the State of Delaware, with respect to any Action arising out of or relating to this Limited Guaranty, and hereby irrevocably agrees that all claims in respect of such Action may be heard and determined in such Delaware state or federal courts.  Each party to this Limited Guaranty hereby irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such

Action.  The parties further agree, to the extent permitted by Law, that final and unappealable judgment against any of them in any Action contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment.

12.                               WAIVER OF JURY TRIAL.  EACH PARTY TO THIS LIMITED GUARANTY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LIMITED GUARANTY, OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THE ADMINISTRATION THEREOF OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN.  NO PARTY TO THIS LIMITED GUARANTY SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS LIMITED GUARANTY OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THE ADMINISTRATION THEREOF OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN.  NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.  EACH PARTY TO THIS LIMITED GUARANTY CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS LIMITED GUARANTY OR INSTRUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN SECTION 11.  NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF SECTION 11 AND THIS SECTION 12 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

13.                               COUNTERPARTS.  This Limited Guaranty may be executed in any number of separate counterparts (including by facsimile), each such counterpart when executed shall be deemed to be an original instrument, and all such counterparts shall together constitute one and the same agreement.

14.                               NO THIRD PARTY BENEFICIARIES.  Except as provided in Section 10, the parties hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto and its successors and permitted assigns, in accordance with and subject to the terms of this Limited Guaranty, and this Limited Guaranty is not intended to, and does not, confer upon any Person other than the parties hereto and their respective successors and permitted assigns any rights or remedies hereunder, including, the right to rely upon the representations and warranties set forth herein.

15.                               CONFIDENTIALITY.  This Limited Guaranty is being provided to the Guaranteed Party solely in connection with the Transaction Agreement.  This Limited Guaranty may not be used, circulated, quoted or otherwise referred to in any document, except with the written consent of the Guarantor and the Guaranteed Party; provided that no such written consent is required for any disclosure of the existence or terms of this Limited Guaranty (i) to the extent required by applicable Law, to the extent required by the applicable rules of any national securities exchange or if required in connection with any required filing or notice with any

Governmental Entity relating to the Transaction or (ii) in order to facilitate the resolution of any claims made against or incurred by the Guaranteed Party or the Guarantor in connection with this Limited Guaranty or the Transaction Agreement.

16.                               MISCELLANEOUS.

(a)                                 This Limited Guaranty contains the entire agreement between the parties with respect to the subject matter of this Limited Guaranty and supersedes any prior discussion, correspondence, negotiation, agreement, understanding or arrangement and there are no agreements, understandings, representations or warranties between the parties other than those set forth or referred to in this Limited Guaranty.

(b)                                 This Limited Guaranty may not be modified or amended except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought.  Either party to this Limited Guaranty may, only by an instrument in writing, waive compliance by the other parties to this Limited Guaranty with any term or provision of this Limited Guaranty with which such other parties to this Limited Guaranty are obligated to perform or comply.  The waiver by any party to this Limited Guaranty of a breach of any term or provision of this Limited Guaranty shall not be construed as a waiver of any subsequent breach.  No delay or omission on the part of the Guaranteed Party in exercising any right, power or remedy under this Limited Guaranty will operate as a waiver thereof.

(c)                                  Any term or provision hereof that is prohibited, invalid or unenforceable in any situation in any jurisdiction shall be, as to such jurisdiction, ineffective solely to the extent of such prohibition, invalidity or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any situation in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction; provided, however, that this Limited Guaranty may not be enforced without giving effect to the limitation of the amount payable hereunder to the Cap provided in Section 1 hereof and the provisions of Sections 9 and 10 and this Section 16(c).

(d)                                 The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Limited Guaranty.

(e)                                  All parties acknowledge that each party and its counsel have reviewed this Limited Guaranty and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Limited Guaranty.

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IN WITNESS WHEREOF, the Guarantor has caused this Limited Guaranty to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

GUARANTOR:

DYNEGY INC.

By:	/s/ Robert C. Flexon
Name: Robert C. Flexon
Title: President and Chief Executive Officer

[Signature Page to Limited Guaranty]

IN WITNESS WHEREOF, the Guaranteed Party has caused this Limited Guaranty to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

GUARANTEED PARTY:

AMEREN CORPORATION

By:	/s/Gregory L. Nelson
Name: Gregory J. Nelson
Title: Senior Vice President, General Counsel and Secretary

[Signature Page to Limited Guaranty]